EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 187961 on Form S-4 and Registration Statement No. 333-175089 on Form S-8 of our report dated March 30, 2012 (April 1, 2013 as to Note 16 and April 17, 2013 as to the December 31, 2011 information within Note 18) relating to the consolidated statements of operations, owners' equity, and cash flows of Affinity Gaming, LLC and subsidiaries, formerly known as Herbst Gaming, LLC, (the “Company”) for the period ended December 31, 2011, appearing in this Annual Report on Form 10-K.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 28, 2014